Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201

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TRUSTEES: Maurice Meyer III Joe R. Clark John R. Norris III	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

October 2004

Shareholder Letter

        Texas Pacific Land Trust is pleased to inform shareholders that as of September 30, 2004 our two previously announced sales of land near El Paso were closed for a sales price in the aggregate amount of $19,234,000.00. As a result of these sales and continued favorable business conditions, the Trustees have declared a special dividend of $1.75 per sub-share payable on October 14, 2004 to shareholders of record on October 8, 2004. These transactions make total land sales of $20,171,626.00 for the nine months ended September 30, 2004. This compares to total land sales for the year 2003 of $1,629,191.00 and $3,050,784.00 for the year 2002. Land sales for the Trust vary widely from year to year and quarter to quarter. The total dollar amount, the average price per acre, and the number of acres sold in any one year or quarter should not be assumed to be indicative of land sales in the future. These two sales amount to an estimated $5.45 per sub-share earnings for the Trust. The Trust’s estimated unaudited earnings for the nine months ended September 30, 2004 are $7.26 per sub-share, compared to $1.66 per sub-share for the nine months ended September 30, 2003.

        In other matters of financial interest, oil and gas royalties for the nine months ended September 30, 2004 were $4,591,971.00 compared to $4,098,987.00 for the same period in 2003. This increase in revenues is due mainly to the increase in the price of oil as production has remained relatively stable compared to last year. Other income for the Trust has remained steady.

        For the nine months ended September 30, 2004, the Trust has purchased 51,200 sub-shares for retirement, compared to 58,800 sub-shares for the same period in 2003. The actual number of sub-shares outstanding as of September 30, 2004 is 2,197,175, compared to 2,263,187 at the end of September 2003.

Maurice Meyer III,
Joe R. Clark,
John R. Norris III,

Trustees